NYNEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)
                                   (unaudited)

                                                         For the
                                                      Three Months
                                                          Ended             March 31, For the Year Ended December 31,
                                                          1997         1996        1995        1994       1993         1992
Earnings
     Earnings before Interest Expense,
      Extraordinary Item and Cumulative
      Effect of Change in Accounting Principle           $  362.1     $1,982.6   $1,803.4    $1,466.4    $  387.8    $1,995.8
     Federal, State and Local Income Taxes                   74.6        741.3      640.9       303.7      (172.7)      570.4
     Estimated Interest Portion of Rental Expense            29.2         58.5      117.3       109.0       117.3       126.2
     Priority Distributions                                  18.9        116.5       47.1        29.9        15.2         -
                                                         --------     --------   --------    --------    --------    --------
         Total Earnings                                  $  484.8     $2,898.9   $2,608.7    $1,909.0    $  346.9    $2,692.4
                                                         ========     ========   ========    ========    ========    ========

Fixed Charges
     Total Interest Expense                              $  202.5     $  636.6   $  733.9    $  673.8    $  659.5    $  684.6
     Estimated Interest Portion of Rental Expense            18.9         58.5      117.3       109.0       117.3       126.2
     Priority Distributions                                  29.2        116.5       47.1        29.9        15.2         -
                                                         --------     --------   --------    --------    --------    --------
         Total Fixed Charges                             $  250.6     $  811.6   $  898.3    $  812.7    $  792.0    $  810.8
                                                         ========     ========   ========    ========    ========    ========

Ratio of Earnings to Fixed Charges*                          1.93         3.57       2.90        2.35         .44        3.32
                                                         ========     ========   ========    ========    ========    ========

* Earnings were inadequate to cover Fixed Charges by $445.1 million for the year ended December 31, 1993 as a result of $2.1 billion of fourth quarter 1993 business restructuring charges ($1.4 billion after-tax).